Investment Advisory/Mutual Fund
Code of Ethics

rev: February 1, 2012

TABLE OF CONTENTS

I.		General Principles	1
II.		Scope of the Code	2
III.	Standards of Business Conduct		2
	A.	Compliance with Laws and Regulations	2
	B.	Conflicts of Interest	3
	C.	Insider Information	4
	D.	Gifts and Entertainment	5
	E.	Political Contributions	7
	F.	Confidentiality Policy	8
	G.	Activities Away From Baird	9
	H.	Marketing and Promotional Activities	10
	1	Testimonials	10
IV.		Compliance Procedures	11
	A.	Personal Securities Transactions	11
	B.	Personal Securities Transaction Procedures and Reporting	12
	1	Preclearance Procedures	12
	2	Blackout Periods	13
	3	Baird Funds Trading Restrictions	14
	4	Exempt Transactions	16
	5	Reporting Requirements & Certification of Compliance	17
	C.	Fund Directors	19
	D.	Non-Discretionary Advisory Accounts	19
V.		Recordkeeping	20
VI.		Form ADV Disclosure	20
VII.		Administration and Enforcement of the Code of Ethics	20
	A.	Training and Education	20
	B.	Annual Review	21
	C.	Board Approval	21
	D.	Report to Board	21
	E.	Reporting Violations	21
	F.	Sanctions	21
	G.	Further Information Regarding the Code of Ethics	21
VIII.		Definitions	21

I.	General Principles

Robert W. Baird & Co. Incorporated (“Baird”) is a full-service broker-dealer and a registered investment adviser.  Baird offers investment advisory services through several departments and programs.  These departments serve Baird’s investment advisory clients, who may include individuals, pension and profit sharing plans, trusts and estates, charitable organizations, banks and thrift institutions, partnerships, corporations, and other business entities including registered or unregistered management investment companies.  Baird’s activities as an investment adviser subject it to various requirements under the securities laws.  This Code of Ethics discusses the policies that apply to Access Persons whose responsibilities place them in a potential conflict of interest with Baird’s advisory clients, including Baird’s affiliated mutual fund family, Baird Funds, Inc. (each a “Fund” and collectively, “Baird Funds”).

The Baird investment advisory departments serve different clients and may offer services that could lead to differing types of potential conflicts of interest.  As a result, not all Access Persons are subject to identical responsibilities under this Code of Ethics and an Access Person in one Baird investment advisory department will not be held to have knowledge of information pertaining to a different Baird investment advisory department unless the facts and circumstances demonstrate that each area had knowledge of the relevant information.

Baird’s duties to its advisory clients require, among other things, that neither Baird nor its Access Persons use information regarding client transactions for personal profit.  Baird will take such steps as are necessary to ensure that not only Baird’s transactions, but also Access Person’s personal investments and outside business activities are conducted in a manner that avoids both actual conflicts of interest and the appearance of any abuse of the position of trust inherent in the relationship.  In an effort to accomplish this, Baird will require that:

a.	Baird Access Persons conduct personal securities transactions in a manner consistent with this Code of Ethics;

b.	Information pertaining to an advisory client’s portfolio holdings as well as his or her financial status remains confidential;

c.	Baird Access Persons do not manipulate their positions to their advantage; and

d.	Decisions relating to advisory client investments are made based on the advisory client’s best interests.

Transactions will be reviewed for compliance with consideration of both the letter and spirit of this Code of Ethics.  Technical compliance with the provisions of this Code of Ethics will not excuse failure to adhere to either the general principle of fiduciary duty or the appropriate standards of professional responsibility; therefore, when requesting approval to make a personal investment, an Access Person should consider the potential appearance of the requested transaction as well as the specific facts.

Failure to comply with the provisions stated in this Code of Ethics could result in disciplinary action and possible termination of employment with Baird.

II.	Scope of the Code

Baird Access Persons are subject to this Code of Ethics.  An Access Person is defined as:

1.	Any officer, director, or other employee of Baird or Baird Funds (or of any company in a control relationship to Baird or Baird Funds) who:

a.	Has access to nonpublic information regarding advisory clients’ purchases or sales of securities;

b.	Has functions or duties that relate to the determination of which securities recommendations, purchases or sales shall be made to/for advisory clients, including a Fund;

c.	Obtains any information regarding securities recommendations to advisory clients prior to the publication of such recommendations; or

d.	Has access to nonpublic information regarding the portfolio holdings of any advisory client, including a Fund; and

2.	Any other natural person in a control relationship to Baird or Baird Funds who obtains information concerning securities recommendations made to advisory clients or any Fund.

Please refer to section IV.C for requirements of Fund Directors.

Please refer to section IV.D for Non-Discretionary Advisory accounts.

III.	Standards of Business Conduct

A.	Compliance with Laws and Regulations

Baird Access Persons are required to comply with applicable securities laws including, but not limited to, the Investment Advisers Act of 1940 (the “Advisers Act”), Investment Company Act of 1940, the Securities Act of 1933, the Securities Exchange Act of 1934, and the Sarbanes-Oxley Act of 2002.
As part of this requirement, Access Persons are not permitted, in connection with the purchase or sale of a security for an advisory client, including any Fund, to either directly or indirectly:

•	Defraud such advisory client;

•	Mislead such advisory client, by making an untrue statement of material fact or failing to disclose material facts to such advisory client;

•	Engage in any act, practice, or course of conduct which operates or would operate as a fraud or deceit upon such advisory client;

•	Engage in any manipulative practice with regard to such advisory client; or

•	Engage in any manipulative practice in relation to securities, including but not limited to, price manipulation.

B.	Conflicts of Interest

As a fiduciary, Baird has an affirmative duty of care to act in the best interest of its advisory clients.  In order to comply with this duty, Baird and its Access Persons must avoid conflicts of interest, and can do so by fully disclosing material information concerning any conflict that arises with respect to an advisory client.

•
Conflicts Among Client Interests - Conflicts can arise where Baird or its Access Persons have reason to systematically favor the interests of one advisory client over another with respect to investment opportunities.  For example, larger accounts over smaller accounts, or accounts compensated by performance-based fees over accounts not compensated by performance.  Systematic favoritism is strictly prohibited, and constitutes a breach of fiduciary duty.

•
Competing with Client Trades - Baird prohibits any Access Person from using knowledge about pending or currently considered securities for advisory clients to profit personally, directly, or indirectly, by purchasing or selling such securities for his/her personal accounts.

In addition, Access Persons must act in the best interests of advisory clients regarding trade execution and brokerage service costs.  Access Persons must adhere to the allocation, aggregation, best execution, directed brokerage and soft dollar policies and procedures.

C.	Insider Information

It is a violation of the securities laws for an Access Person to recommend to clients a transaction in a security or its derivatives, or to purchase or sell a security or its derivatives for the account of the Access Person, the Access Person's spouse, children, others supported by the Access Person or any account beneficial to any of the above, when the Access Person is in possession of material, non–public information. This may take several forms:

•
Information about events or circumstances relating to a company's assets or earning power, which is known only to corporate management and its confidants, and which can reasonably be expected to materially affect the market price of the company's stock ("inside information"), e.g., information from a director that the company will cut its dividend

•	Information about restructuring, tender offers, takeovers, or proxy fights
•
Information about events or circumstances which affect the market for a company's securities but which do not affect the company's assets, earning power or other material corporate events ("market information"), e.g., information that a security will be favorably mentioned in an upcoming newsletter, article or research report

•
Material information has been considered to be public if it has been disseminated to the public in the national press, the wire services or reported in an SEC filing. The source of the information and the circumstances under which it was obtained are important factors in determining whether trading in the subject security (or its derivatives) is permissible

It is never permissible to trade on the basis of, or while in possession of, inside information. Harsh civil penalties (treble damages) and criminal penalties (imprisonment and fines) may result, in addition to self–regulatory discipline (a bar from employment in the industry). Trading on the basis of material non-public market information is an uncertain and evolving subject in securities law. Please consult the Compliance Department whenever you have questions or concerns.

D.	Gifts and Entertainment

Basic Policy for Gifts: Gifts received or given over $100 per client per year are not permitted without prior written approval of your Manager and the Compliance Department.

Access Persons may give or accept gifts, gratuities, benefits or anything else of value (hereafter referred to as “gifts”) related to the business or services offered by Baird, subject to certain restrictions and an individual maximum of $1001 per year per client, prospective client, vendor, service provider or others. Cash or monetary gifts of any amount (e.g., gift certificates, gift cards, vouchers, etc.) are strongly discouraged and should not be accepted or given without the approval of your manager.

Although gifts over $100 are generally prohibited, Access persons who may be seeking an exception to the limit of $100 per year per recipient/giver as described must receive written approval from their manager and the Compliance Department prior to accepting or giving any such gift.

Any gift of any size to a public official (city, state, federal) by an Access Person must be approved in writing in advance through the Compliance Department, whether or not the gift is related to business of the governmental entity.

Basic Policy for Entertainment: Entertainment must be “normal business entertainment;” also, the giver and recipient must be in attendance.

Access Persons may offer, give or be the beneficiary of “normal business entertainment.”  Normal business entertainment includes occasional meals, or tickets to theatrical, sporting and other entertainment events at which representatives of both the giver and the recipient are in attendance and such entertainment falls within the guidelines of the IRS with regard to deductible business expenses. Gifts or entertainment may not be so lavish, frequent or extensive as to raise any question of propriety or conduct inconsistent with high standards of ethics in our business. Entertainment given must have a clear business benefit to Baird, such as building or enhancing a business relationship or discussing business.

In the event an Access Person wishes to accept or give any entertainment not considered normal business entertainment, the Access Person must receive prior written approval from their Manager and the Compliance Department.

___________________
1 Please note that pretax IRS limit of $25 per client does not preclude you from gifting items up to $100 per client. It only prohibits your ability to charge your income on a pre-tax basis for more than $25 per client. Charges submitted for the first $25 per client as allowed by the IRS must be submitted via the pre-tax gray envelope.

Generally, Access Persons should not offer or accept offers of tickets or other entertainment as a gift if the giver is not attending. In the event a representative from the giver’s firm is not present at the entertainment event, the entertainment will beconsidered a gift, and where the value of such gift exceeds $100, it will be prohibited, unless approved in writing in advance by the Access Person’s manager and the Compliance Department.

The following apply to both gifts and entertainment:

Reimbursement for gifts and business entertainment given must be made through the firm’s Accounts Payable Department, in accordance with the firm’s expense reimbursement policy, after being approved by the Branch/Department Manager.

The gifts and entertainment policy applies to gifts and entertainment related to the business of Baird whether or not reimbursed by the firm.

Access Persons may not solicit gifts or entertainment.

Purely personal gifts generally involving family members are permissible. Personal gifts are those that serve a non-business purpose, are paid for by the giver (not the giver’s employer) and are between close friends or family members of the Access Person.

Non-business purpose gifts or gifts in recognition of life events (marriage, new children, graduation, etc.) from those who would not qualify as close friends or family (e.g., a baby gift given to an Access Person by a paper company salesman or mutual fund wholesaler when the Access Person’s child is born) are generally limited to $100.  Such gifts, regardless of size, must be reported to the Access Person’s manager and the Compliance Department.

Important information regarding reimbursements from investment product vendors and wholesalers: Reimbursements, payments or items of value given by product vendors, wholesalers or other outside persons or entities for business expenses related to seminars, trade shows, office parties, client appreciation events, etc. must be approved in writing in advance by the Director of Products and Services or a delegate thereof. Additionally, travel or entertainment expenses paid by a mutual fund or annuity product vendor for an Access Person’s attendance at a training or education event sponsored by a mutual fund or annuity company must be approved in writing in advance by the Director of Products and Services or a delegate thereof.  In accordance with FINRA Rules, the Firm must keep a record of such reimbursements or payments made on behalf of mutual fund or annuity vendors. The record must include the names of the mutual fund or annuity company offeror(s), the name(s) of the Access Person(s) involved, the amount of cash given and the nature and if known the value of any non-cash compensation received. Generally, Baird requires product vendors to be in attendance at any event that they sponsor. Also, except for normal business entertainment and nominal company specific promotional items of low value (under $50) individual Access Persons may not accept anything of value from product wholesalers without the approval of the Director of Products and Services.

Sponsored travel on another firm’s corporate or private jet is generally not permitted.

Sponsored participation in Pro-Am tournaments is generally not permitted.  The spirit of this policy and industry regulations relating to gifts is to maintain high standards of ethics and prevent impropriety or even the appearance of impropriety amongst our firm and our clients in gift and entertainment situations. In the event that a particular situation arises which is not clearly defined by this policy, please contact your manager or the Compliance Department for clarification. Baird reserves the right to request that any gift received by a Baird Access Person be returned in the event the gift is prohibited by this policy or is deemed to violate the spirit of this policy and industry rules. Baird Managers are responsible for ensuring that this policy is followed by Access Persons who report to them.

E.	Political Contributions

Political contributions made by an Access Person to local, state, or federal politicians and candidates must be approved by the Compliance Department.  In addition, contributing to the solicitation or coordination efforts of local, state, or federal politicians and candidates must also be pre-approved by the Compliance Department.  Contributions include:

•
Any gift, subscription, loan, advance, or deposit of money or anything of value made for the purpose of influencing an election for federal, state, or local office; for payment of debt incurred in connection with any such election; or for transition or inaugural expenses incurred by the successful candidate for state or local office.

•	A contribution may also include use of Firm resources (i.e., telephones or dedicated Associates’ time), or any personal resources of any Covered Associate or Firm-sponsored volunteer work.

Please keep in mind that in order to protect Baird against a two-year ban on transacting municipal securities business and/or accepting investment advisory fees, it is imperative that the Compliance Department approves political contributions before they are issued. Please refer to –POLIT on BairdWeb for the entire Political Contributions Policy.

F.	Confidentiality Policy

During the course of their employment with Baird, Access Persons will acquire, receive, have access to, or otherwise come into possession of confidential information (as defined below). Access Persons may also create, derive and use confidential information as part of their job responsibilities at Baird. Confidential information includes client-related information such as client names, addresses, telephone numbers and other contact and identifying information, account locations and numbers, client agreements, brokerage commission and fee information, transactional histories, information about planned, pending and completed orders for securities trades, client portfolio holdings, past performance, personal financial data, tax information, financial needs, and investment goals and policies.  Confidential information also includes information that is proprietary to Baird or other valuable information about Baird that is not publicly known, such as historical and prospective financial information, business plans and strategies, marketing strategies, client and potential client lists, operating methods and processes, analyses and analytical methods regarding companies, securities, transactions, industries, economic sectors, markets and trends, investment techniques and philosophies, trading practices and patterns, management decisions, personnel matters, and internal rules, policies and procedures. Confidential information also includes material, non-public information, also known as “inside information,” about particular companies, transactions and securities. Confidential information derives economic value to Baird from not being generally known to, and not being readily ascertainable by others, and Baird has taken reasonable steps to maintain the secrecy of confidential information.

Access Persons, both during and following employment, must keep confidential and maintain the secrecy of all confidential information and not use, divulge or make available any confidential information except in furtherance of their duties and responsibilities at Baird or as otherwise required by law. Access Persons also disclaim any ownership or other right to any confidential information they create or develop while at Baird or bring to Baird and use in connection with employment at Baird.  Access Persons are also bound by the terms of Baird’s Privacy Policy, which can be found at -PRIVACY, and Baird’s Inside Information Policy, which can be found at –POLCY on BairdWeb. Upon termination of employment, Access Persons shall promptly surrender to Baird all property and other things of value in their possession or in the possession of any person or entity under their control, including without limitation all personal notes, manuals, lists, reports, documents or information stored or contained on computers and related disks, containing, derived from, or related to any confidential information or otherwise related to the business of Baird.

G.	Activities Away From Baird

Raising Money for Business Ventures
No Access Person may arrange financing for or the lending of money, regardless of the amount, to any person, group, partnership or corporation without the prior written approval of the Firm. Permission must be requested in writing through the Compliance Department. The request should outline the amount of money to be raised, from whom, the use of the money, the exact nature of the Access Person's participation, compensation (direct or indirect) and the nature of the enterprise. Generally, Baird will not approve such requests.

Raising Money for Charitable or Political Activities
Access Persons may not use Baird facilities or resources for charitable or civic purposes without the prior approval of Baird. Activities involving solicitation of funds should be discussed with the Compliance Department to be sure that there are no securities law considerations.

Private Business Ventures
Rule 346 of NYSE requires that Access Persons receive the written approval of their employer prior to engaging in any outside business activities. In addition, the Rule also requires the Exchange's approval for the outside business activities of Access Persons who are delegated with supervisory responsibilities under Rule 342 of the Exchange, (i.e., Branch Office Managers, Department Managers, Executive Officers, etc.).

Under Exchange and Firm policy, the following outside activities are deemed to be covered by the above noted rule: employment of any sort (part or full time); running for or holding a political office; becoming a trustee, director, officer or partner of any organization or business; raising money for any company, individual or venture; or engaging in any outside writing or broadcasting.

After informing the Branch Office Manager, a memo detailing the proposed outside activity must be submitted by the Access Person to the Compliance Department for Firm approval. The memo should include the following information:

•	A full description of the nature of the proposed activity.
•	The full name and address of the entity involved.
•	Your position with the entity i.e., Officer, Employee, Consultant, etc.
•	How much of your time the activity will consume, i.e., hours per day, week, month, weekends only, after regular work hours at Baird, etc.
•	The amount of your compensation, if any.
•	The names of all other principals involved in the activity (specifically note if any of the other principals are Baird clients).
•	A disclosure of any potential conflicts of interest arising from your employment at Baird and the proposed activity.

Baird Access Persons who are invited to serve on the board of directors or as a trustee of various charitable, religious and educational institutions should also provide Baird, through the Compliance Department, with a written memo setting forth the nature of their activity.

Requests to become a Director, Officer or Employee of another financial organization such as a bank, savings & loan, credit union, etc., including raising capital for such organizations, normally will not be permitted.

Private Business Ventures with a Client or the Public
Prior approval from the Compliance Department is required before an Access Person may be involved in any form of commercial enterprise with someone who is also the Access Person's client or a member of the public. Further, an Access Person may not receive, directly or indirectly, compensation of any form from a client or anyone other than Baird, without the prior approval of the Firm through the Compliance Department.

Acting as Personal Trustee for a Client
Access Persons shall discuss with the Compliance Department any appointment as a trustee, administrator or executor except in the case of immediate family members. As a trustee for a client's account, the Access Person is considered to have a conflict of interest that is difficult to cure by written authorization, agreement, or otherwise and is illegal in many states.

Expert Witness
Baird does not permit Access Persons to testify as expert witnesses, except under unusual circumstances and then only with the prior approval of the Legal Department.

H.	Marketing and Promotional Activities

Any marketing or promotional activities, including oral and written statements made by Baird Access Persons to advisory clients, prospective advisory clients, and the media, must be professional, accurate, balanced, and not misleading.  Please refer to the Investment Advisory Policies and Procedures Manual or Financial Advisor Policy Manual for additional information regarding marketing procedures.

1.	Testimonials

Testimonials are prohibited under the Advisors Act; however a partial client list may be used in marketing materials where:

a.	The adviser does not use performance-based data to determine which clients to include on the list;

b.	Each list includes a disclaimer that “it is not known whether the listed clients approve or disapprove of [name of adviser] or the advisory services provided”; and,

c.	Each list includes disclosure about the objective criteria used to determine which clients were included on the list.

IV.	Compliance Procedures

A.	Personal Securities Transactions

Unless a transaction or an Access Person is exempt, Access Persons must ensure that their personal trades, as well as those of their Immediate Family (please refer to Section VIII for a definition) members, are precleared through the Sungard PTA System before initiating a securities transaction for their personal accounts.  This requirement applies to personal accounts held at Baird as well as those held at other broker-dealers. Either the Access Person, his/her immediate Supervisor, another designated branch Access Person, or a designated member of the Compliance Department can electronically log preclear requests.  Should an Access Person enter a preclear that returns a conflict, or should he or she know of any potential conflicts that the preclear does not indicate, he or she should contact the Compliance Department to receive approval prior to entering his or her trade.  Supervisory approval is valid only on the business day on which it is logged.  If the transaction is not effected on the date on which it is logged, the Access Person must submit a new request for subsequent approval.  GTC orders are not exempt from this requirement and, therefore, must be precleared daily until execution or cancellation of the order.

If an Access Person effects a transaction in any security that is deemed to be a prohibited transaction, as outlined in part B of Section IV, such transaction may be cancelled.  Any losses sustained during the intervening period shall be the sole responsibility of the Access Person, while any profit on the transaction must be relinquished and may be donated to a charitable organization designated by Baird.

The Supervisor (defined in Section VIII) or branch/department associate, in reviewing personal transactions, should consider whether the Access Person has any direct or indirect professional relationship with the issuer or if the proposed transaction has any substantial economic relationship to any securities being considered for purchase or sale for advisory clients, including any Fund.  An Access Person has a direct or indirect professional relationship with the issuer if, for example, the Access Person provides consulting services to the issuer, or is an officer or director of the issuer or its affiliates.  A professional relationship may also exist if an Access Person’s Immediate Family member has such a relationship with an issuer or its affiliates.

The Access Person is in the best position to know whether additional information should be disclosed to his/her Supervisor and/or the Compliance Department.  An Access Person must, therefore, disclose any personal interest that either is, or might be, a conflict with the interest of an advisory client.  A transaction should only be approved after considering whether additional information may be required.  The Supervisor should call the Compliance Department before approval is granted if he/she has any questions regarding transaction approval.

Access Persons are required to obtain approval from the Investment Advisory Unit of the Compliance Department before investing in an initial public offering (“IPO”) or private investment.  For an IPO purchase request, the Access Person must complete a New Issue Certification form, which can be found on BairdWeb, and submit the form to the Investment Advisory Unit of the Compliance Department for review.  The Investment Advisory Unit will then forward the request to the Syndicate Department for review and final approval.  In order to comply with FINRA Rule 5130, it is unlikely that an Access Person will be eligible to purchase any IPO securities.  For a private investment approval request, the Access Person must complete a Private Investment Transaction Approval Request Form, which can be found on BairdWeb, and submit the form to the Compliance Department for review.  If approval is granted, the resulting transaction must be included on the Access Person’s Personal Securities Transaction Attestation.

B.	Personal Securities Transaction Procedures and Reporting

1.	Preclearance Procedures

Access Persons shall follow the preclearance procedures described in the previous section, except if exempted.  In any event, no Access Persons or their Immediate Family members shall purchase or sell, directly or indirectly, any Security (defined in Section VIII) which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership (defined in Section VIII) and which he, she, or an Immediate Family member knows or should have known at the time of such purchase or sale is:

a.
The subject of an initial public offering in any equity securities or securities convertible into equity securities (unless the Access Person requests and receives prior written approval as discussed in Part A of Section IV);

b.	Offered pursuant to a limited offering or private placement memorandum (unless the Access Person requests and receives prior written approval as discussed in part A of Section IV); or,

c.	Prohibited by the guidelines described in more detail below.

2.	Blackout Periods

These prohibitions do not prevent Baird Access Persons from owning or purchasing securities that may be owned or held by one or more advisory clients.  Certain transactions, however, shall be permitted only if the Access Person’s personal transaction occurs between one and seven calendar days before or after the advisory client transaction.  In an effort to avoid any assertion that the Access Person could benefit from an advisory client transaction that could move the security price up, Access Persons should adhere to the following guidelines, unless exempted:

i.
An Access Person may not sell personally held securities until at least seven calendar days after advisory clients have completed purchases.  However, an Access Person may sell a security currently held in his/her personal account if the Access Person sells at least one calendar day prior to purchasing the security for advisory clients.

ii.
An Access Person may not buy securities in a personal transaction if purchases in the same securities may be effected for advisory clients during the seven calendar day period following the personal transaction.  However, an Access Person may buy a security that has been purchased for advisory clients if the Access Person purchases at least one calendar day after purchasing the security for advisory clients.

Similarly, to prevent Access Person from profiting as a result of advisory client transactions that have the ability to decrease the security price, Access Persons should adhere to the following guidelines:

i.
An Access Person may not buy securities in a personal   transaction until at least seven calendar days after advisory clients have sold the security.  However, an Access Person may buy a security that will be sold for advisory clients if the Access Person purchases at least one calendar day before selling the security for advisory clients.

ii.
An Access Person may not sell securities in a personal transaction if advisory clients may sell the same securities during the seven calendar day period following the personal transaction.  However, an Access Person may sell a security that has been sold for advisory clients if the Access Person sells at least one calendar day after selling the security for advisory clients.

It is acknowledged that certain Access Persons (such as those who are officers of Baird Funds but who do not manage any advisory client accounts or serve as portfolio managers or analysts for any of the Baird Funds) may buy or sell securities in a personal transaction without any knowledge of any advisory client or Baird Funds’ portfolio transactions that have been made within seven calendar days prior to or following such Access Person’s personal transaction. In those instances, the CCO or delegate will review such Access Person’s personal transaction and determine whether to exempt such transaction from the prohibitions described above.

An Access Person may buy or sell a security on the same day that it will be traded for advisory clients, only if the following statements apply:

i.	Market capitalization of the security exceeds $3 billion on the day of the transaction(s); and

ii.	The transaction for the Access Person does not represent, either at the time of the transaction or upon conversion, the purchase or sale of more than 1,000 shares of common stock; and

iii.	The Access Person’s transaction is effected subsequent to advisory client transactions.

These guidelines do not set forth every possible combination of security transactions; however, any proposed transactions shall be reviewed during the preclearance process using these, or similar constraints.  In some cases, a Supervisor or the Compliance Department may grant appropriate exceptions based on the facts.  Such exceptions may be granted after consideration of market volume and capitalization, shares outstanding, recent market trends, conflicts of interest, etc.

3.	Baird Funds Trading Restrictions

Additional scrutiny will be placed on the trading activity of Baird Fund Access Persons.  In addition no Fund Access Person shall sell, directly or indirectly, or acquire any direct or indirect interest in any Security which he or she knows or should have known at the time of purchase or sale:

a.	Is a security for which a Fund has an open order pending; or

b.	Is an offsetting transaction effected in the same or equivalent security within the last (or prior) 60 calendar days.

Moreover, Baird Investment Management (“BIM”) Fund Access Persons are required to preclear personal transactions, including 401(k) and 529 account transactions, in the Baird equity funds including Baird LargeCap Fund, Baird MidCap Fund, and Baird SmallCap Value Fund.  BIM Fund Access Persons are not required to preclear the fixed income Baird Funds (Baird Intermediate Bond Fund, Baird Aggregate Bond Fund, Baird Intermediate Municipal Bond Fund, Baird Core Plus Bond Fund, Baird Short-Term Bond Fund) or the CNI Charter Funds Full Maturity Fixed Income Fund, the New Covenant Income Fund or New Covenant Balanced Growth Fund.

Conversely, Baird Advisors Fund Access Persons are required to preclear personal transactions, including 401(k) and 529 account transactions, in the Baird fixed income funds and the CNI Charter Funds Full Maturity Fixed Income Fund, the New Covenant Income Fund and the New Covenant Balanced Growth Fund; however, they are not required to preclear personal transactions in the Baird equity funds. Other Baird Fund Access Persons, such as officers of the Baird Funds, are required to preclear personal transactions in any of the Baird Funds.

Any Fund Access Person that provides oversight or has similar responsibilities for either Baird Advisors or BIM must preclear personal transactions in any of the Baird Funds, both equity and fixed income, and the CNI Charter Funds Full Maturity Fixed Income Fund, the New Covenant Income Fund and the New Covenant Balanced Growth Fund.

In addition, Access Persons are NOT required to preclear periodic investment plan purchases or automatic withdrawals (e.g., Baird’s 401(k) Plan or Baird Funds Automatic Investment Plan).

As the Baird Funds are intended to be long-term investments  and not a means to speculate on short-term market movements, Fund Access Persons’ purchase and sale activity of the Baird Funds and CNI Charter Funds Full Maturity Fixed Income Fund, the New Covenant Income Fund and the New Covenant Balanced Growth Fund will be monitored for inappropriate trading on a periodic basis by the Compliance Department.  Inappropriate trading activity can hurt a Fund’s performance as well as its shareholders.  Any Fund Access Person’s trading activity that is deemed inappropriate  is a violation of this Code of Ethics and may result in a temporary suspension of a Fund Access Person’s trading privileges.

BIM Fund Access Persons may not purchase any securities of companies with a market capitalization less than $3 billion held in the Baird MidCap Fund or the Baird SmallCap Value Fund.  In addition, BIM Fund Access Persons may not purchase or sell more than 1,000 shares, on any given day, of a security with market capitalization greater than $3 billion held in either the Baird MidCap Fund or Baird SmallCap Value Fund.  A BIM Fund Access Person may sell a position that meets the criteria above and was purchased prior to a Baird MidCap Fund or Baird SmallCap Value  purchase by obtaining approval from the Compliance Department and the Chief Investment Officer of BIM.

4.	Exempt Transactions

The guidelines and preclearance obligations of this Code of Ethics (i.e., items 1, 2 and 3 of Part B of this Section IV) shall not apply to:

a.
Purchases or sales effected in any account over which an Access Person has no direct or indirect influence, control or Beneficial Ownership, or in any account in which discretion is given by the Access Person to a third party, and the Access Person does not place, recommend, approve or direct the transaction.

b.
Changes in ownership positions related to stock splits, stock dividends or other similar actions by an issuer as well as purchases or sales of securities which are the result of a stock delivery or receipt upon option assignment by a contra party;

c.	Purchases of securities which are part of an automatic dividend reinvestment plan; or

d.
Purchases of securities effected upon exercise of rights issued by an issuer pro-rata to holders of a class of its securities, to the extent that such rights were acquired from such issuer, and sales of such rights so acquired.

e.
Purchases or sales of open-end investment companies, (i.e., mutual funds) (other than purchases or sales of Baird Funds by Baird Fund Access Persons) exchange traded funds, closed-end funds and REIT’s involving less than 1,000 shares, variable rate bonds (also known as floaters), futures and options (on currencies or on a broad-based securities index), securities which are direct obligations or agency issues of the U.S. Government, short-term debt obligations, bankers’ acceptances, bank certificates of deposit, commercial paper, unit investment trusts that are invested exclusively in unaffiliated mutual funds, annuities, worthless securities, and money market instruments.

f.
Purchase and sale of securities in a PIM account belonging to an Access Person or Immediate Family Member provided the transaction is executed in a client block order and is managed according to the composite model.

5.	Reporting Requirements & Certification of Compliance

a.	Initial Holdings Reports and Annual Holdings Reports

Each Access Person must file, no later than ten (10) calendar days after designation as an Access Person, a statement reflecting direct and indirect Beneficial Ownership of securities on an Initial Holdings Report.  The fourth quarter Personal Securities Transaction Attestation will serve as the Annual Holdings Report.  The content of the holdings reports must be current as of a date 45 calendar days preceding receipt of the report.

b.	Quarterly Transaction Reports and Brokerage Account Reports

Each Access Person must report his/her personal securities transactions at least quarterly.  In accordance with its duties as an investment adviser, Baird supplies each Access Person with a Personal Securities Transaction Attestation Statement via Sungard PTA.  This Attestation must be reviewed and acknowledged no later than 30 calendar days following the end of the calendar quarter.  Should an Access Person acquire direct or indirect Beneficial Ownership of an account or securities that have not previously been disclosed, the relevant information should be included on the quarterly reports.

c.	Transactions exempt from Reporting

Baird Access Persons are not required to:

i.	Report securities held in accounts over which they have no direct or indirect influence or control;

ii.	Report purchases or sales of open-end investment companies (other than the Baird Funds and exchange traded funds);

iii.	Report transactions effected pursuant to an automatic investment plan; or

iv.	Provide reports that would duplicate information contained in broker-dealer trade confirmations or account statements that Baird holds in its records

d.	Annual Code of Ethics Acknowledgment

Each Access Person must annually attest that he/she has received a copy of this Code of Ethics.  This is done via the signature page of the Baird Associate Annual Questionnaire.  The Public Communications Unit of the Compliance Department will annually provide each Access Person with a copy of the Baird Associate Annual Questionnaire.

e.	Duplicate Brokerage Confirmations and Statements

If an Access Person has been approved to maintain an account away from Baird, the Compliance Department will request duplicate copies of transaction confirmations and monthly/quarterly statements from the financial institution where the account is custodied.

f.	Monitoring of Personal Securities Transactions

Baird’s Chief Compliance Officer or delegates will monitor the personal securities transactions and trading patterns of its Access Persons in order to identify improper trading.

g.	Chief Compliance Officer’s Quarterly Reports

The Funds’ Chief Compliance Officer and administrator shall prepare a quarterly report to the Baird Funds’ Board of Directors which shall:

•
Identify any issues arising under this Code of Ethics including, but not limited to, any violations involving Fund Access Persons (as defined in Rule 17-j(1)(a)(i) under the Investment Company Act of 1940) that required remedial action during the past quarter; and

•	Identify any recommended changes in existing restrictions or procedures based upon experience under this Code of Ethics, evolving industry practice, or developments in law or regulations.

The quarterly reports shall be summarized in an annual report to the Baird Funds’ Board of Directors and shall include a certification from the Funds and Baird stating that the respective entity has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

C.	Fund Directors

Fund Directors (as defined in Section VIII) are exempt from the gifts and entertainment provisions dictated in Part D of Section III, the political contributions provisions specified in Part E of Section III, and the preclearance requirements outlined in Part A of Section IV.  In addition, the Fund Directors are exempt from the trading guidelines specified in Part B.1 of Section IV, as well as the compliance requirements addressed in Parts B.3.a, B.3.d, B.3.e, B.3.f, and B.3.g.  Fund Directors are also exempt from the reporting requirements outlined in Part B.3.b of Section IV unless such director knew, or in the ordinary course of fulfilling his or her official duties as a Fund Director should have known that, during the 15-day period immediately before or after the date of the transaction by the Fund Director, such security was (a) purchased or sold by Baird on behalf of any advisory client, including a Fund, or (b) being considered by Baird on behalf of any advisory client, including a Fund.  Such transactions shall be reported to and monitored by the Funds’ Chief Compliance Officer.

D.	Non-Discretionary Advisory Accounts

Access Persons with non-discretionary advisory client account(s) shall not be subject to the preclearing provisions of the Code of Ethics (Section IV.A) or from the blackout periods (Section IV.B.2).  Please note, the firm will be reviewing the personal trading activities of all Access Persons and may, upon review, require the Access Person’s personal trade(s) canceled at the Access Person’s expense.  The firm reserves the right to require Access Person(s) with non-discretionary advisory account(s) to preclear their personal trades.   Access Persons with both non-discretionary and discretionary accounts will be required to Pre-clear all their personal trades.  Note: Access Persons must follow the reporting requirements of this Code of Ethics.

V.	Recordkeeping

As documentation of Compliance with the applicable securities laws, Baird’s Compliance Department will maintain copies of pertinent information for no less than 5 years (with the information maintained in an easily accessible location for the first 2 years).  This documentation includes, but is not limited, to the following:

•	Copy of each Code of Ethics that has been in effect any time during the past five years;

•	A record of any violation or exception of the Code of Ethics and any action taken as a result of such violation or exception;

•	Copy of Initial and Annual Holdings Reports, Quarterly Attestations, Code of Ethics Annual and/or Amendment Acknowledgments of Receipt, confirmations, and statements;

•	A list of current Access Persons as well as a list of former Access Persons who were designated as such during the past 5 years;

•	A copy of reports provided to Baird’s Board of Directors pertaining to this Code of Ethics; and

•	Copies of New Issue Certification Forms and Private Investment Transaction Approval Request Forms.

VI.	Form ADV Disclosure

A description of the Baird Code of Ethics will be included in Part II of Baird’s Form ADV, or substitute brochure, along with instructions on how an advisory client can obtain a copy of this Code of Ethics.

VII.	Administration and Enforcement of the Code of Ethics

A.	Training and Education

The Investment Advisory Unit of the Compliance Department is responsible for training and educating Baird’s Access Persons regarding this Code of Ethics.

B.	Annual Review

Baird’s Investment Advisory and Mutual Fund Chief Compliance Officer shall review this Code of Ethics annually and evaluate its effectiveness.

C.	Board Approval

The Baird Funds, Inc. Board of Directors must approve the content of this Code of Ethics as well as any changes made to it in the future.

D.	Report to Board

Violations of this Code of Ethics by Access Persons who are also Fund Access Persons, as defined above, will be brought to the attention of the Baird Funds, Inc. Board of Directors at its quarterly meeting.

E.	Reporting Violations

Access Persons are required to report any violations of this Code of Ethics promptly to the Investment Advisory Unit of the Compliance Department.

F.	Sanctions

Upon discovering a violation of the Code of Ethics, Baird may impose    appropriate sanctions.  The sanctions for inappropriate trading activities or knowingly filing false reports may include, among others, disgorgement of profits, fines, or suspension or termination of employment.  Sanctions may also be imposed for incomplete or untimely reports.

G.	Further Information Regarding the Code of Ethics

Please direct questions or concerns pertaining to this Code of Ethics to the Investment Advisory Unit of the Compliance Department.

VIII.	Definitions

“Advisory Clients”- Include accounts for which a Baird investment advisory department provides investment supervisory services.

“Access Person”- Please see page 2 of this Code of Ethics for a definition.

“Affiliate”-

•	Any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of such other person;

•	Any person 5 per centum or more whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

•	Any person directly or indirectly controlling, controlled by, or under common control with, such other person;

•	Any officer, director, partner, copartner, or employee of such other person;

•	If such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and

•	If such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

“Beneficial Ownership”- has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended.  In general, a person has beneficial ownership of a security if such person has or shares (a) voting or dispositive power with respect to such security and (b) a direct or indirect pecuniary interest in such security, including through any contract, arrangement, understanding, relationship or otherwise.  A person is presumed to be the beneficial owner of securities held by immediate family members sharing a person’s household (which includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships).  Beneficial ownership typically includes:

•	Securities held in a person’s own name;

•	Securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements;

•	Securities held by a bank or broker as a nominee or custodian on a person’s behalf or pledged as collateral for a loan;

•	Securities held in a trust of which such person is a trustee or beneficiary; and

•	Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

“Control”- Power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

“Fund Director”- A Director of Baird Funds who is not also an officer of Baird Funds or an Affiliate of Baird.

“Immediate Family”-

•	Spouses of Access Persons;

•	Children of Access Persons, if sharing a residence or supported directly or indirectly to a material extent; or

•	Any persons who are supported directly or indirectly to a material extent or living in the same residence.

“Pecuniary Interest”- The opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.  An indirect pecuniary interest generally includes securities held by members of a person’s immediate family sharing the same household (which includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships).

“Purchase or sale of a Security”- Includes the buying or writing of an option to purchase or sell a security and the purchase or sale of instruments which may be connected to securities the advisory client holds or intends or proposes to acquire.

“Security”- Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly know as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Supervisor”- Branch Office Manager, Baird investment advisory department Manager, or their delegate.  To the extent that a Branch Office Manager is an Access Person, designated individuals in the Compliance Department will act as the Supervisor.  Furthermore, in the event that the Access Person’s immediate Supervisor is unavailable, the Compliance Department will act as the Supervisor.